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                                                                Exhibit 10.15(a)

February 22, 2002

Mr. Bill Zierolf
President and CEO
CentrPort, Inc.
450 Post Road East
Westport, CT 06880

Re: Amendment to the Reseller Agreement dated December 22, 2000 between Modem Media, Inc. and CentrPort, LLC (the "Reseller Agreement")

Dear Bill:

This letter confirms our agreement to amend the Reseller Agreement as follows:

1. CentrPort agrees that Modem has no obligation to pay the Unpaid Amount to CentrPort and CentrPort waives any and all of its rights that it may have to receive the Unpaid Amount.

2. The term "Revenue" shall include (i) all Revenue recognized by Vendor in connection with Vendor's arrangements with Interpublic Group of Companies, Inc. ("IPG") or any of IPG's affiliates; and (ii) license fees.

3. Sections 3(h)(i) and 3(h)(ii) shall be deleted in their entirety and the following shall be substituted therefore:

     i. During 2002, if Vendor recognizes Warrant Revenue equal to $7.5 million, Vendor will issue Reseller warrants to purchase 587,406 shares of common stock of Vendor. Vendor will issue Reseller additional warrants to purchase 391,604 shares of common stock for every incremental $2.5 million of Warrant Revenue achieved above $7.5 million during 2002. All warrants issued pursuant to Section 3(h)(ii) shall be at an exercise price of $.90.

     ii. During 2003, if Vendor recognizes Warrant Revenue equal to $10 million, Vendor will issue Reseller warrants to purchase 587,406 shares of common stock of Vendor. Vendor will issue Reseller additional warrants to purchase 391,604 shares of common stock for every incremental $2.5 million of Warrant Revenue achieved above $10 million during 2003. All warrants issued pursuant to Section 3(h)(iii) shall be at an exercise price of $.90.

4. Except as set forth in this letter, all other terms and conditions of the Reseller Agreement shall remain in full force and effect.

5. All capitalized terms shall have their respective meanings as set forth in the Reseller Agreement.

Sincerely,

/s/ Marc Particelli
Marc Particelli
President and CEO

AGREED AND ACCEPTED THIS 22nd DAY OF FEBRUARY, 2002 BUT EFFECTIVE AS OF DECEMBER 22, 2001

CENTRPORT, INC.


      Bill Zierolf                                By: /s/ Bill Zierolf
Date: February 22, 2002